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Filed Pursuant to Rule 424(b)(2)
Registration No. 333-170331

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Floating Rate Notes due May 15, 2012	$1,250,000,000	100.000%	$1,250,000,000	$

0.750% Notes due November 15, 2013	$1,250,000,000	99.953%	$1,249,412,500	$
1.500% Notes due November 15, 2015	$1,000,000,000	99.770%	$997,700,000	$

3.150% Notes due November 15, 2020	$1,000,000,000	99.694%	$996,940,000	$

Total	$4,500,000,000		$4,494,052,500	$320,425.94

(1)
Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT
(To Prospectus Dated November 4, 2010)

$4,500,000,000

$1,250,000,000 Floating Rate Notes due May 15, 2012
$1,250,000,000 0.750% Notes due November 15, 2013
$1,000,000,000 1.500% Notes due November 15, 2015
$1,000,000,000 3.150% Notes due November 15, 2020

We are offering $1,250,000,000 principal amount of Floating Rate Notes due May 15, 2012, which we refer to in this prospectus supplement as our "floating rate notes," $1,250,000,000 principal amount of 0.750% Notes due November 15, 2013, which we refer to in this prospectus supplement as our "2013 notes," $1,000,000,000 principal amount of 1.500% Notes due November 15, 2015, which we refer to in this prospectus supplement as our "2015 notes," and $1,000,000,000 principal amount of 3.150% Notes due November 15, 2020, which we refer to in this prospectus supplement as our "2020 notes." We collectively refer to our 2013 notes, our 2015 notes and our 2020 notes as the "fixed rate notes" and all of the series of notes offered hereby as our "notes."

The floating rate notes will bear interest at a rate per annum, reset quarterly, equal to three month LIBOR (as defined) plus 0.05%. The 2013 notes will bear interest at a rate per annum of 0.750%, the 2015 notes will bear interest at a rate per annum of 1.500% and the 2020 notes will bear interest at a rate per annum of 3.150%. We will pay interest on the floating rate notes on February 15, May 15, August 15 and November 15 of each year, beginning February 15, 2011. We will pay interest on the fixed rate notes on May 15 and November 15 of each year, beginning May 15, 2011. The floating rate notes will mature on May 15, 2012, the 2013 notes will mature on November 15, 2013, the 2015 notes will mature on November 15, 2015 and the 2020 notes will mature on November 15, 2020. The floating rate notes may not be redeemed prior to maturity. We may redeem the fixed rate notes of any series at our option and at any time, either in whole or in part, at the applicable redemption price described in this prospectus supplement. The notes will be our unsecured obligations and will rank equally with our unsecured senior indebtedness from time to time outstanding. The notes will be issued only in denominations of $2,000 and in integral multiples of $1,000.

The notes will not be listed on any securities exchange or quoted on any automated quotation system. There are currently no public markets for the notes.

Investing in the notes involves risks. Please see "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the quarter ended July 2, 2010, which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Floating		Per 2013		Per 2015		Per 2020
	Rate Note	Total	Note	Total	Note	Total	Note	Total
Public offering price	100.000%	$1,250,000,000	99.953%	$1,249,412,500	99.770%	$997,700,000	99.694%	$996,940,000
Underwriting discounts and commissions	0.125%	$1,562,500	0.250%	$3,125,000	0.350%	$3,500,000	0.450%	$4,500,000
Proceeds, before expenses, to The Coca-Cola Company	99.875%	$1,248,437,500	99.703%	$1,246,287,500	99.420%	$994,200,000	99.244%	$992,440,000

The public offering prices set forth above do not include accrued interest, if any. Interest on the notes will accrue from November 15, 2010.

Joint Book-Running Managers

BofA Merrill Lynch
Deutsche Bank Securities
Goldman, Sachs & Co.
HSBC

Co-Managers

BNP Paribas
Citi
Credit Suisse
Morgan Stanley
SunTrust Robinson Humphrey
Wells Fargo Securities

The date of this prospectus supplement is November 4, 2010.

        In this prospectus supplement, except as otherwise indicated, the terms "Company," "we," "us" or "our" mean The Coca-Cola Company and all entities included in its consolidated financial statements.

        It is expected that delivery of the notes will be made against payment therefor on or about November 15, 2010, which is six business days following the date of pricing of the notes (such settlement cycle being referred to as "T+6"). You should note that trading of the notes on the date of pricing or the next two succeeding business days may be affected by the T+6 settlement. See "Underwriting."

i

ABOUT THIS PROSPECTUS SUPPLEMENT

        We provide information to you about this offering in two separate documents. The accompanying prospectus provides general information about us and securities we may offer from time to time, some of which may not apply to this offering. This prospectus supplement describes the specific details regarding this offering. Generally, when we refer to the "prospectus," we are referring to both documents combined. Additional information is incorporated by reference in this prospectus supplement. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus filed by us with the Securities and Exchange Commission, or the "SEC." We have not, and the underwriters have not, authorized anyone else to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer and sale is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus, any free writing prospectus or any document incorporated by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement and the documents incorporated by reference herein may contain statements, estimates or projections that constitute "forward-looking statements" as defined under U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our Company's historical experience and our present expectations or projections. These risks include, but are not limited to, obesity and other health concerns; scarcity and quality of water; changes in the nonalcoholic beverages business environment, including changes in consumer preferences based on health and nutrition considerations and obesity concerns, shifting consumer tastes and needs, changes in lifestyles and competitive product and pricing pressures; the impact of the global credit crisis on our liquidity and financial performance; our ability to expand our operations in developing and emerging markets; foreign currency exchange rate fluctuations; increases in interest rates; our ability to maintain good relationships with our bottling partners; the financial condition of our bottling partners; our ability and the ability of our bottling partners to maintain good labor relations, including the ability to renew collective bargaining agreements on satisfactory terms and avoid strikes, work stoppages or labor unrest; increase in cost, disruption of supply or shortage of energy; increase in cost, disruption of supply or shortage of ingredients or packaging materials; changes in laws and regulations relating to beverage containers and packaging, including container deposit, recycling, eco-tax and/or product stewardship laws or regulations; adoption of significant additional labeling or warning requirements; unfavorable general economic conditions in the United States and other major markets; unfavorable economic and political conditions in international markets, including civil unrest and product boycotts; changes in commercial or market practices and business model within the European Union; litigation uncertainties; adverse weather conditions; our ability to maintain brand image and corporate reputation as well as other product issues such as product recalls; changes in legal and regulatory environments; changes in accounting standards and taxation requirements; our ability to achieve overall long-term goals; our ability to protect our information systems; additional impairment charges; our ability to successfully manage Company-owned bottling operations; the impact of climate change on our business; global or regional catastrophic events; risks related to our acquisition of Coca-Cola Enterprises Inc.'s North American business operations; and other risks discussed in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2009 and our subsequently filed Quarterly Reports on Form 10-Q, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the dates they are made. We undertake no obligation to publicly update or revise any forward-looking statements.

 SUMMARY

        This summary highlights selected information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus and does not contain all of the information that you should consider in making your investment decision. You should read this summary together with the more detailed information appearing elsewhere in this prospectus supplement, as well as the information in the accompanying prospectus and in the documents incorporated by reference into this prospectus supplement or the accompanying prospectus. You should carefully consider, among other things, the matters discussed in the sections titled "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the quarter ended July 2, 2010, which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

OUR COMPANY

        The Coca-Cola Company is the world's leading owner and marketer of nonalcoholic beverage brands and the world's largest manufacturer, distributor and marketer of concentrates and syrups used to produce nonalcoholic beverages. We own or license and market more than 500 nonalcoholic beverage brands, primarily sparkling beverages but also a variety of still beverages such as waters, enhanced waters, juices and juice drinks, ready-to-drink teas and coffees, and energy and sports drinks. Finished beverage products bearing our trademarks, sold in the United States since 1886, are now sold in more than 200 countries. Along with Coca-Cola, which is recognized as the world's most valuable brand, we own and market four of the world's top five nonalcoholic sparkling beverage brands, including Diet Coke, Fanta and Sprite.

        We manufacture beverage concentrates and syrups, which we sell to authorized bottling and canning operations (to which we typically refer as our "bottlers" or our "bottling partners") who use the concentrates and syrups to produce finished beverage products. We also manufacture, or authorize bottling partners to manufacture, fountain syrups, which we sell to fountain retailers such as restaurants and convenience stores which use the fountain syrups to produce finished beverages for immediate consumption, or to fountain wholesalers or bottlers, which in turn sell and distribute the fountain syrups to fountain retailers. In addition, we manufacture certain finished beverages, such as juices and juice drinks and water products, which we sell to retailers directly or through wholesalers or other distributors, including bottling partners.

        While most of our branded beverage products are manufactured, sold and distributed by independently owned and managed bottling partners, from time to time we do acquire or take control of bottling or canning operations, often, but not always, in underperforming markets where we believe we can use our resources and expertise to improve performance. In addition, we have noncontrolling ownership interests in numerous beverage joint ventures, bottling partners and emerging beverage companies.

        We make our branded beverage products available to consumers throughout the world through our network of bottling partners, distributors, wholesalers and retailers—the world's largest beverage distribution system.

        We were incorporated in September 1919 under the laws of the State of Delaware and succeeded to the business of a Georgia corporation with the same name that had been organized in 1892.

        Our principal office is located at One Coca-Cola Plaza, Atlanta, Georgia 30313, and our telephone number at that address is (404) 676-2121. We maintain a website at www.thecoca-colacompany.com where general information about us is available. We are not incorporating the contents of the website into this prospectus supplement or the accompanying prospectus.

 RECENT DEVELOPMENTS

The CCE Transactions

        Pursuant to the terms of the business separation and merger agreement entered into on February 25, 2010, as amended (the "merger agreement"), on October 2, 2010 (the "acquisition date"), we acquired Coca-Cola Enterprises Inc.'s ("CCE") North American operations, consisting of marketing, producing and distributing nonalcoholic beverages in the United States, Canada, the British Virgin Islands, the United States Virgin Islands and the Cayman Islands, and a substantial majority of its corporate segment.

        As of October 1, 2010, we owned approximately 33 percent of the outstanding common stock of CCE. Based on the closing price of CCE's common stock on the last day the New York Stock Exchange was open prior to the acquisition date, the fair value of our investment in CCE was approximately $5,373 million, which reflected the fair value of our ownership in both CCE's North American business and its European operations.

        Under the terms of the merger agreement, we relinquished our indirect ownership interest in CCE's European operations, exchanged share-based awards for certain current and former CCE employees and paid cash consideration to New CCE (as defined below) for the remaining 67 percent of CCE's North American business not already owned by us. At closing, CCE shareowners other than us exchanged their CCE common stock for common stock in a new entity, which was renamed Coca-Cola Enterprises, Inc., or "New CCE," and which continues to hold the European operations held by CCE prior to the acquisition. New CCE was 100 percent owned by shareowners that held shares of common stock of CCE immediately prior to the closing, other than us. As a result of this transaction, we do not own any interest in New CCE.

        Although the CCE transaction was structured to be primarily cashless, under the terms of the merger agreement, we agreed to assume approximately $8.9 billion of CCE debt and that in the event that the actual CCE debt on the acquisition date was less than the agreed amount, we would make a cash payment to New CCE for the difference. As of the acquisition date, the debt we assumed was approximately $8.0 billion. The total cash consideration paid to New CCE as part of the transaction was approximately $1.3 billion, which included approximately $0.9 billion related to the debt shortfall.

        In connection with the merger, CCE was renamed "Coca-Cola Refreshments USA, Inc." which we refer to in this prospectus supplement as "CCR."

        Concurrently with the merger, we sold all of our ownership interests in our Norwegian and Swedish bottling operations to New CCE for approximately $0.9 billion in cash. The Norwegian and Swedish bottling operations were wholly owned subsidiaries of the Company prior to the divestiture. This divestiture was pursuant to the terms of a definitive agreement entered into on March 20, 2010. Additionally, pursuant to the terms of the merger agreement, we granted New CCE the right to acquire our majority interest in our German bottling operation 18 to 39 months after the date of the merger agreement at the then fair market value.

        In anticipation of closing our acquisition of CCE's North American business and the sale of our Norwegian and Swedish bottling operations to New CCE on the acquisition date, we and CCE agreed to make the cash payments contemplated by the transaction agreements on the last day of our third quarter ended October 1, 2010. As a result, we made a cash payment to New CCE of approximately $1.3 billion and received a cash payment from New CCE of approximately $0.9 billion on October 1, 2010. Because our cash payment was made on the last day of our third quarter and the acquisition date was on the first day of our fourth quarter, the assets acquired and the liabilities assumed by us were not included in our condensed consolidated balance sheets as of October 1, 2010 but the cash payments to and from New CCE were included in our condensed consolidated financial statements as of and for the nine months ended October 1, 2010.

        These transactions are collectively referred to as the "CCE Transactions." After CCE's North American operations are fully integrated, we expect to generate operational synergies of at least $350 million per year. We anticipate that these operational synergies will be phased in over the next four years and that we will begin to fully realize the annual benefit from these synergies in the fourth year after the acquisition date. However, important factors, including those discussed in our filings with the SEC, could cause actual results to differ from our expectations, and those differences may be material.

Tender Offers

        In connection with this offering, we have commenced tender offers to purchase for cash:

  •
  any and all of the following indebtedness of CCR and the Company, which aggregated $4.39 billion in principal amount outstanding as of October 1, 2010 (the "Any and All Offer"):

  •
  CCR's 7.125% Debentures due 2017;

  •
  CCR's 4.500% Notes due 2019;

  •
  CCR's Zero Coupon Notes due 2020;

  •
  CCR's 8.500% Debentures due 2022;

  •
  CCR's 8.000% Debentures due 2022;

  •
  CCR's 6.750% Debentures due 2023;

  •
  CCR's 7.000% Debentures due 2026;

  •
  CCR's 6.950% Debentures due 2026;

  •
  CCR's 6.750% Debentures due 2028;

  •
  CCR's 6.700% Debentures due 2036;

  •
  CCR's 6.750% Debentures due 2038;

  •
  CCR's 7.000% Debentures due 2098; and

  •
  The Company's 7.375% Notes due 2093;

        and

  •
  up to an aggregate principal amount of $3.45 billion of the following indebtedness of the Company less the aggregate principal amount of indebtedness purchased in the Any and All Offer (together with the Any and All Offer, the "Tender Offers"):

  •
  4.875% Notes due 2019; and

  •
  5.350% Notes due 2017.

        We expect to use the net proceeds from this offering to pay the consideration in connection with the Tender Offers, including any accrued and unpaid interest on the tendered notes and premiums. Our obligation to consummate the Tender Offers is conditioned upon our receipt of at least $4.0 billion of net proceeds from this offering (unless waived).

 THE OFFERING

Issuer	The Coca-Cola Company.
Securities Offered	$1,250,000,000 principal amount of Floating Rate Notes due 2012.
$1,250,000,000 principal amount of 0.750% Notes due 2013.
$1,000,000,000 principal amount of 1.500% Notes due 2015.
$1,000,000,000 principal amount of 3.150% Notes due 2020.
Maturity Date	The floating rate notes: May 15, 2012.
The 2013 notes: November 15, 2013.
The 2015 notes: November 15, 2015.
The 2020 notes: November 15, 2020.
Interest Rate	The floating rate notes: three month LIBOR plus 0.05%, reset quarterly, payable quarterly in arrears.
The 2013 notes: 0.750% per annum, payable semi-annually in arrears.
The 2015 notes: 1.500% per annum, payable semi-annually in arrears.
The 2020 notes: 3.150% per annum, payable semi-annually in arrears.
Interest Payment Dates	The floating rate notes: February 15, May 15, August 15 and November 15 of each year, commencing on February 15, 2011.
The fixed rate notes: May 15 and November 15 of each year, commencing on May 15, 2011.
Optional Redemption

We may redeem any series of the fixed rate notes at our option and at any time, either as a whole or in part, at the applicable redemption price described under "Description of the Notes—Optional Redemption." The floating rate notes may not be redeemed prior to maturity.

Ranking	The notes will be our unsecured obligations and will rank equally with our unsecured senior indebtedness from time to time outstanding.

Further Issues

We may from time to time, without notice to or the consent of the holders of the notes, create and issue further notes ranking equally with any series of the notes in all respects (or in all respects other than the payment of interest accruing prior to the issue date of such further notes or except for, in some cases, the first payment of interest following the issue date of such further notes).

Book Entry; Form and Denominations

We will issue the notes in the form of one or more global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC. The notes will be issued in U.S. dollars in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Use of Proceeds

We expect to use the net proceeds from the offering to pay the consideration in connection with the Tender Offers, together with related fees and expenses, and any balance for general corporate purposes, which may include the repayment of outstanding indebtedness. See "Recent Developments—Tender Offers" and "Use of Proceeds."

Material Tax Considerations

You should consult your tax advisor with respect to the U.S. federal income tax consequences of owning the notes in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction. See "Certain U.S. Federal Income Tax Consequences to Non-U.S. Holders."

Governing Law	The notes and the indenture will be governed by the laws of the State of New York.
Trustee	Deutsche Bank Trust Company Americas.
Risk Factors

See "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the quarter ended July 2, 2010, for a discussion of certain relevant factors you should carefully consider before deciding to invest in the notes.

SELECTED FINANCIAL DATA

	Nine Months Ended
			Year Ended December 31,
	October 1, 2010	October 2, 2009
			2009	2008	2007(1)	2006	2005(2)
(In millions)
SUMMARY OF OPERATIONS
Net operating revenues	$24,625	$23,480	$30,990	$31,944	$28,857	$24,088	$23,104
Cost of goods sold	8,414	8,437	11,088	11,374	10,406	8,164	8,195

Gross profit	16,211	15,043	19,902	20,570	18,451	15,924	14,909
Selling, general and administrative expenses	8,647	8,380	11,358	11,774	10,945	9,431	8,739
Other operating charges	274	212	313	350	254	185	85

Operating income	7,290	6,451	8,231	8,446	7,252	6,308	6,085
Net income attributable to shareowners of The Coca-Cola Company	$6,038	$5,281	$6,824	$5,807	$5,981	$5,080	$4,872

BALANCE SHEET DATA
Cash, cash equivalents and short-term investments	$13,153	$8,846	$9,151	$4,701	$4,093	$2,440	$4,701
Current marketable securities	112	279	62	278	215	150	66
Property, plant and equipment—net	9,145	9,099	9,561	8,326	8,493	6,903	5,831
Capital expenditures	1,335	1,399	1,993	1,968	1,648	1,407	899
Total assets	54,089	47,107	48,671	40,519	43,269	29,963	29,427
Loans and notes payable	8,390	6,136	6,749	6,066	5,919	3,235	4,518
Current maturities of long-term debt	547	50	51	465	133	33	28
Long-term debt	4,456	5,028	5,059	2,781	3,277	1,314	1,154
NET CASH PROVIDED BY OPERATING ACTIVITIES	$7,224	$6,270	$8,186	$7,571	$7,150	$5,957	$6,423

Certain prior year amounts have been reclassified to conform to the current year presentation.

(1)
In 2007, we adopted new accounting guidance that clarified the accounting for uncertainty in income taxes recognized in an enterprise's financial statements. This guidance prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

(2)
The American Jobs Creation Act of 2004 was enacted in October 2004. Among other things, the Jobs Creation Act included a temporary incentive for U.S. multinationals to repatriate foreign earnings at an approximate 5.25 percent effective tax rate. During 2005, the Company repatriated approximately $6.1 billion in previously unremitted foreign earnings, with an associated tax liability of approximately $315 million.

 USE OF PROCEEDS

        We estimate that we will receive net proceeds from this offering of approximately $4,479,000,000 after deducting underwriting discounts and estimated expenses of the offering payable by us.

        We expect to use the net proceeds from the offering to pay the consideration in connection with the Tender Offers. See "Recent Developments—Tender Offers."

        While we currently anticipate that we will use the net proceeds of the offering as described above, we may reallocate the net proceeds depending upon market and other conditions in effect at the time to repay outstanding indebtedness and for general corporate purposes.

RATIOS OF EARNINGS TO FIXED CHARGES

        Our ratios of earnings to fixed charges for the five fiscal years ended December 31, 2009 and the nine months ended October 1, 2010 are set forth below:

		Year Ended December 31,
Nine Months Ended October 1, 2010
		2009		2008	2007	2006	2005
Pro Forma(1)	Actual	Pro Forma(1)	Actual
23.1x	26.2x	19.0x	21.3x	17.8x	15.2x	25.9x	23.3x

(1)
Gives pro forma effect to this offering and the application of the estimated net proceeds to fund the Any and All Offer to purchase our 7 3/8% notes due 2093. We assumed approximately $8.0 billion of debt on October 2, 2010 in connection with the CCE Transactions. No estimate of the effect of the CCE Transactions on our historical ratios of earnings to fixed charges is currently available and therefore such amounts have not been included in the pro forma ratios above. However, we expect that the assumption of this indebtedness will reduce our ratio of earnings to fixed charges in future periods. The consummation of this offering, including the application of the estimated net proceeds as set forth in "Use of Proceeds," is expected to have a positive effect on our ratio of earnings to fixed charges in future periods. This positive effect will partially offset the reduction expected from the assumption of the CCE debt.

        We computed ratios of earnings to fixed charges on a total enterprise basis by dividing income from continuing operations before income taxes and changes in accounting principles (excluding undistributed equity earnings) and fixed charges (excluding capitalized interest) by fixed charges. Fixed charges consist of gross interest incurred and the interest portion of rental expense.

        We were contingently liable for guarantees of indebtedness owed by third parties, including certain variable interest entities, in the amount of approximately $402 million at October 1, 2010. Fixed charges for these contingent liabilities have not been included in the computation of the above ratios as the amounts are immaterial and, in the opinion of our management, it is not probable that we will be required to satisfy the guarantees. The interest amount in the above table does not include interest expense associated with unrecognized tax benefits.

 CAPITALIZATION

        The following table presents the capitalization of the Company and its consolidated subsidiaries at October 1, 2010, as adjusted for the CCE Transactions and as further adjusted to give effect to this offering and application of the estimated net proceeds, together with short-term borrowings, to fully fund the Any and All Offer, including premiums. See "Use of Proceeds." As described in the footnotes below, certain of the amounts presented below are estimates and are subject to adjustments that could be material. You should read the following information in conjunction with our consolidated financial statements and the notes to those financial statements and the information under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Quarterly Report on Form 10-Q for the quarter ended October 1, 2010, which is incorporated by reference in this prospectus supplement.

	As of October 1, 2010
(In millions)	Actual	As Adjusted	As Further Adjusted
Cash, cash equivalents and short-term investments
Cash and cash equivalents	$10,509	$10,509	$10,509
Short-term investments	2,644	2,644	2,644

Cash, cash equivalents and short-term investments	$13,153	$13,153	$13,153

Short-term debt:
Loans and notes payable	$8,390	$8,390	$9,497
Current portion of long term debt	547	547	547
Current portion of CCR debt not subject to the tender offers(1)	—	827	827

Short-term debt	8,937	9,764	10,871
Long-term debt:
3 5/8% U.S. dollar notes due 2014	898	898	898
5 7/20% U.S. dollar notes due 2017	1,748	1,748	1,748
4 7/8% U.S. dollar notes due 2019	1,341	1,341	1,341
7 3/8% U.S. dollar notes due 2093	116	116	—
Other, due through 2018	353	353	353
CCR debt subject to the tender offers(1)	—	5,288	—
CCR debt not subject to the tender offers(1)	—	3,582	3,582
Notes offered hereby	—	—	4,500

Long-term debt	4,456	13,326	12,422

Total debt	$13,393	$23,090	$23,293

Total debt less cash, cash equivalents and short-term investments	$240	$9,937	$10,140

Total shareholders' equity(2)	$28,201	$28,201	$28,201

Total capitalization	$41,594	$51,291	$51,494

(1)
Estimated fair value of CCR indebtedness assumed in the CCE Transactions on October 2, 2010. The estimated fair value amounts differ from outstanding principal amounts. These estimates have been made based on currently available information that is believed to be reasonable; however, these estimates are subject to change. The final amounts could differ materially from the amounts presented above.

(2)
Total shareholders' equity reflects our historical carrying value as of October 1, 2010. No estimate of the impact of the CCE Transactions on shareholders' equity is currently available. The final amounts could differ materially from the amounts presented above.

DESCRIPTION OF NOTES

        The following summary of the terms of the notes supplements the general description of debt securities contained in the accompanying prospectus. To the extent the following terms are inconsistent with the general description contained in the accompanying prospectus, the following terms replace such inconsistent terms. You should read both the accompanying prospectus and this prospectus supplement in their entirety.

General

        The floating rate notes

  •
  will be in an aggregate initial principal amount of $1,250,000,000, subject to our ability to issue additional notes which may be of the same series as the floating rate notes as described under "—Further Issues";

  •
  will mature on May 15, 2012;

  •
  will bear interest at a floating rate per annum equal to three-month LIBOR plus 0.05%;

  •
  will be our senior debt, ranking equally with all our other present and future unsecured and unsubordinated indebtedness;

  •
  will be issued in U.S. dollars in denominations of $2,000 and integral multiples of $1,000 in excess thereof;

  •
  will be repaid at par at maturity;

  •
  will not be redeemable by us prior to maturity; and

  •
  will not be subject to any sinking fund.

        The 2013 notes

  •
  will be in an aggregate initial principal amount of $1,250,000,000, subject to our ability to issue additional notes which may be of the same series as the 2013 notes as described under "—Further Issues";

  •
  will mature on November 15, 2013;

  •
  will bear interest at a rate of 0.750% per annum;

  •
  will be our senior debt, ranking equally with all our other present and future unsecured and unsubordinated indebtedness;

  •
  will be issued in U.S. dollars in denominations of $2,000 and integral multiples of $1,000 in excess thereof;

  •
  will be repaid at par at maturity;

  •
  will be redeemable by us at any time prior to maturity as described below under "—Optional Redemption"; and

  •
  will not be subject to any sinking fund.

        The 2015 notes

  •
  will be in an aggregate initial principal amount of $1,000,000,000, subject to our ability to issue additional notes which may be of the same series as the 2015 notes as described under "—Further Issues";

  •
  will mature on November 15, 2015;

  •
  will bear interest at a rate of 1.500% per annum;

  •
  will be our senior debt, ranking equally with all our other present and future unsecured and unsubordinated indebtedness;

  •
  will be issued in U.S. dollars in denominations of $2,000 and integral multiples of $1,000 in excess thereof;

  •
  will be repaid at par at maturity;

  •
  will be redeemable by us at any time prior to maturity as described below under "—Optional Redemption"; and

  •
  will not be subject to any sinking fund.

        The 2020 notes

  •
  will be in an aggregate initial principal amount of $1,000,000,000, subject to our ability to issue additional notes which may be of the same series as the 2020 notes as described under "—Further Issues";

  •
  will mature on November 15, 2020;

  •
  will bear interest at a rate of 3.150% per annum;

  •
  will be our senior debt, ranking equally with all our other present and future unsecured and unsubordinated indebtedness;

  •
  will be issued in U.S. dollars in denominations of $2,000 and integral multiples of $1,000 in excess thereof;

  •
  will be repaid at par at maturity;

  •
  will be redeemable by us at any time prior to maturity as described below under "—Optional Redemption"; and

  •
  will not be subject to any sinking fund.

        The notes offered by this prospectus supplement are senior debt securities issued under our senior indenture, dated April 26, 1988, as amended, or the "senior indenture," with Deutsche Bank Trust Company Americas, as successor to Bankers Trust Company, as trustee. The senior indenture and the notes do not limit the amount of indebtedness that may be incurred or the amount of securities that may be issued by us.

        The defeasance provisions described in the accompanying prospectus under "Description of Debt Securities—Defeasance of the Indentures and Securities" and in Section 12.01(b) of the senior indenture will not be applicable to the notes. The lien and sale and leaseback provisions described in the accompanying prospectus under "Description of Debt Securities—Restrictive Covenants" and in Sections 5.03 and 5.04 of the senior indenture will not be applicable to the notes.

Interest on the Floating Rate Notes

        Interest on the floating rate notes will accrue from and including November 15, 2010 or from and including the most recent interest payment date to which interest has been paid or provided for. We will make interest payments quarterly on each February 15, May 15, August 15 and November 15 of each year, with the first interest payment being made on February 15, 2011. We will make interest payments to the person in whose name the notes are registered at the close of business on the 15th calendar day (whether or not a business day) preceding the respective interest payment date.

        The floating rate notes will bear interest for each interest period at a rate per annum calculated by the calculation agent, subject to the maximum interest rate permitted by New York law or other applicable state law, as such law may be modified by United States law of general application. The per annum rate at which interest on the floating rate notes will be payable during each interest period will be equal to three-month LIBOR, determined on the interest determination date for that interest period, plus 0.05%. The rate of interest on each floating rate note will be reset on the interest reset date for each relevant interest period.

        If any interest payment date or interest reset date for the floating rate notes would otherwise be a day that is not a LIBOR business day, such interest payment date or interest reset date shall be the next succeeding LIBOR business day, unless the next succeeding LIBOR business day is in the next succeeding calendar month, in which case such interest payment date or interest reset date shall be the immediately preceding LIBOR business day.

        "designated LIBOR page" means the display on Page LIBOR01 of Reuters (or any successor service) for the purpose of displaying the London interbank offered rates of major banks for U.S. dollars (or such other page as may replace that page on that service (or any successor service) for the purpose of displaying such rates).

        "interest determination date" means the second London business day immediately preceding the first day of the relevant interest period.

        "interest period" means the period commencing on any interest payment date for the floating rate notes (or, with respect to the initial interest period only, commencing on November 15, 2010) to, but excluding the next succeeding interest payment date for the floating rate notes, and in the case of the last such period, from and including the interest payment date immediately preceding the maturity date to but not including such maturity date. If the maturity date is not a LIBOR business day, then the principal amount of the floating rate notes plus accrued and unpaid interest thereon shall be paid on the next succeeding LIBOR business day and no interest shall accrue for the maturity date, or any day thereafter.

        "interest reset date" means the first day of the relevant interest period.

        "LIBOR business day" means any business day that is also a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

        "London business day" means any day on which dealings in U.S. dollars are transacted in the London interbank market.

        "three-month LIBOR," for any interest determination date, will be the offered rate for deposits in the London interbank market in U.S. dollars having an index maturity of three months for a period commencing on the second London business day immediately following such interest determination date in amounts of not less than $1,000,000, as such rate appears on the designated LIBOR page at approximately 11:00 a.m., London time, on such interest determination date.

        The amount of interest for each day that the floating rate notes are outstanding (the "daily interest amount") will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the floating rate notes. The amount of interest to be paid on the floating rate notes for any interest period will be calculated by adding the daily interest amounts for each day in such interest period.

        The interest rate and amount of interest to be paid on the floating rate notes for each interest period will be calculated by the calculation agent. All calculations made by the calculation agent shall in the absence of manifest error be conclusive for all purposes and binding on us and the holders of the floating rate notes. So long as three-month LIBOR is required to be determined with respect to the floating rate notes, there will at all times be a calculation agent. In the event that any then acting calculation agent shall be unable or unwilling to act, or that such calculation agent shall fail duly to establish LIBOR for any interest period, or that we propose to remove such calculation agent, we shall appoint the Company or another person which is a bank, trust company, investment banking firm or other financial institution to act as the calculation agent.

Interest on the Fixed Rate Notes

        Interest on the fixed rate notes will accrue from and including November 15, 2010 or from and including the most recent interest payment date to which interest has been paid or provided for. We will make interest payments semi-annually on May 15 and November 15 of each year, with the first interest payment being made on May 15, 2011. We will make interest payments to the person in whose name the notes are registered at the close of business on May 1 or November 1, as applicable (in each case, whether or not a business day), before the next interest payment date.

        If the interest payment date is not a business day at the relevant place of payment, payment of interest will be made on the next day that is a business day at such place of payment. For the purposes of the notes, "business day" means any day that is not a Saturday or Sunday and that is not a day on which banking institutions are generally authorized or obligated by law to close in The City of New York and, for any place of payment outside of The City of New York, in such place of payment. Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Optional Redemption

     Meaning of terms

        We may redeem the fixed rate notes at our option as described below. See "Our redemption rights." The floating rate notes may not be redeemed by us prior to maturity. The following terms are relevant to the determination of the redemption prices of the fixed rate notes:

        When we use the term "Treasury rate," we mean with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the comparable Treasury issue (as defined below). In determining this rate, we assume a price for the comparable Treasury issue (expressed as a percentage of its principal amount) equal to the comparable Treasury price (as defined below) for such redemption date.

        When we use the term "comparable Treasury issue," we mean the United States Treasury security selected by an independent investment banker (as defined below) as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing a new issue of corporate debt securities of comparable maturity to the remaining term of such notes.

        "independent investment banker" means each of Deutsche Bank Securities Inc., Goldman, Sachs & Co., HSBC Securities (USA) Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated and their respective successors as may be appointed from time to time by the trustee after consultation with us; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City, or a "primary Treasury dealer," we shall substitute therefor another primary Treasury dealer.

        When we use the term "comparable Treasury price," we mean, with respect to any redemption date, the arithmetic average of the bid and asked prices for the comparable Treasury issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities." If such release (or any successor release) is not published or does not contain such prices on such business day, then comparable Treasury price would mean the arithmetic average of the reference Treasury dealer quotations (as defined below) for such redemption date.

        "reference Treasury dealer quotations" means, with respect to each reference Treasury dealer and any redemption date, the arithmetic average, as determined by the trustee, of the bid and asked prices for the comparable Treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such reference Treasury dealer by 5:00 p.m. on the third business day preceding such redemption date.

        "reference Treasury dealer" means each of Deutsche Bank Securities Inc., Goldman, Sachs & Co., HSBC Securities (USA) Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary Treasury dealer, the Company shall substitute therefor another primary Treasury dealer.

        When we use the term "remaining scheduled payments," we mean, with respect to any note, the remaining scheduled payments of the principal thereof to be redeemed and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

     Our redemption rights

        We may redeem any series of fixed rate notes at our option and at any time, either as a whole or in part. If we elect to redeem a series of fixed rate notes, we will pay a redemption price equal to the greater of:

  •
  100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest; and

  •
  the sum of the present values of the remaining scheduled payments, plus accrued and unpaid interest.

        In determining the present value of the remaining scheduled payments, we will discount such payments to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury rate plus 5 basis points for the 2013 notes, a discount rate equal to the Treasury rate plus 7.5 basis points for the 2015 notes and a discount rate equal to the Treasury rate plus 10 basis points for the 2020 notes. A partial redemption of notes may be effected by such method as the trustee shall deem fair and appropriate and may provide for the selection for redemption of portions (equal to the minimum authorized denomination for such notes or any integral multiple of $1,000 in excess thereof) of the principal amount of such notes of a denomination larger than the minimum authorized denomination for such notes.

        Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.

        Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

Further Issues

        We may from time to time, without notice to or the consent of the holders of the notes, create and issue further notes ranking equally with any series of the notes in all respects (or in all respects other than the payment of interest accruing prior to the issue date of such further notes or except for, in some cases, the first payment of interest following the issue date of such further notes). Such further notes may be consolidated and form a single series with the previously issued notes of that series and have the same terms as to status, redemption or otherwise as the notes of that series.

        United States holders of notes should be aware that further notes that are treated for non-tax purposes as a single series with the originally issued notes may be treated as a separate series for U.S. federal income tax purposes (because of differences in certain characteristics of the originally issued notes and the further notes). In such case, the fair market value of the originally issued notes may be adversely affected (if the original issue discount characteristics of the further notes are less favorable than those of the originally issued notes) since the further notes may be indistinguishable from the originally issued notes and, therefore, may trade based on the original issue discount characteristics of the further notes.

Governing Law

        New York law will govern the indenture and the notes, without regard to its conflicts of law principles.

 CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

        The following is a discussion of certain U.S. federal income tax consequences of the purchase, ownership and disposition of the notes by an initial holder of the notes that is a non-U.S. holder (as defined below) that acquires the notes pursuant to this offering at the initial sale price and holds the notes as capital assets for U.S. federal income tax purposes. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder (the "Treasury Regulations"), judicial decisions and current administrative rulings and practice, all as in effect and available as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of U.S. federal income taxation that may be applicable to holders in light of their particular circumstances, or to holders subject to special treatment under U.S. federal income tax law, such as brokers, financial institutions, insurance companies, tax-exempt entities or qualified retirement plans, entities that are treated as partnerships for U.S. federal income tax purposes, dealers in securities or currencies, certain U.S. expatriates, persons deemed to sell the notes under the constructive sale provisions of the Code and persons that hold the notes as part of a straddle, hedge, conversion transaction or other integrated transaction. Furthermore, this discussion does not address any other U.S. federal tax consequences (e.g., estate or gift tax) or any state, local or foreign tax laws. This discussion is not intended to constitute a complete analysis of all tax consequences of the purchase, ownership and disposition of the notes. Holders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences to them in their particular circumstances.

        For purposes of this discussion, the term "non-U.S. holder" means a beneficial owner of a note that, for U.S. federal income tax purposes, is not (i) a citizen or individual resident of the United States; (ii) a corporation or other entity treated as a corporation for U.S. federal income tax purposes that is created or organized under the laws of the United States, any state or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; (iv) a trust if (A) a court within the United States is able to exercise primary control over its administration and one or more U.S. persons, within the meaning of Section 7701(a)(30) of the Code, have the authority to control all substantial decisions of such trust, or (B) the trust has made an election under the applicable Treasury Regulations to be treated as a U.S. person; or (v) a partnership or other entity treated as a partnership for U.S. federal income tax purposes.

        If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) beneficially owns the notes, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partners in a partnership that beneficially owns the notes should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.

Interest

        A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on payments of interest on the notes provided that (i) such interest is not effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder (or, if certain tax treaties apply, if such interest is not attributable to a permanent establishment or fixed base within the United States by the non-U.S. holder) and (ii) the non-U.S. holder (A) does not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock, (B) is not a controlled foreign corporation related to us directly or constructively through stock ownership, (C) is not a bank receiving certain types of interest, and (D) satisfies certain certification requirements. Such certification requirements will be met if (x) the non-U.S. holder provides its name and address, and certifies on an Internal Revenue Service ("IRS") Form W-8BEN (or appropriate substitute form), under penalties of perjury, that it is not a U.S. person or (y) a securities clearing organization or certain other financial institutions holding the note on behalf of the non-U.S. holder certifies on IRS Form W-8IMY, under penalties of perjury, that the certification referred to in clause (x) has been received by it and furnishes us or our paying agent with a copy thereof. In addition, we or our paying agent must not have actual knowledge or reason to know that the beneficial owner of the notes is a U.S. person.

        If interest on the notes is not effectively connected with the conduct of a trade or business in the United States by a non-U.S. holder but such non-U.S. holder cannot satisfy the other requirements outlined in the preceding paragraph, interest on the notes generally will be subject to U.S. federal withholding tax (currently imposed at a 30% rate, or a lower applicable treaty rate).

        If interest on the notes is effectively connected with the conduct of a trade or business within the United States by a non-U.S. holder and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base within the United States, then the non-U.S. holder generally will be subject to U.S. federal income tax on such interest in the same manner as if such holder were a U.S. person and, in the case of a non-U.S. holder that is a foreign corporation, may also be subject to the branch profits tax (currently imposed at a rate of 30%, or a lower applicable treaty rate). Any such interest will not also be subject to U.S. federal withholding tax, however, if the non-U.S. holder delivers to us a properly executed IRS Form W-8ECI in order to claim an exemption from U.S. federal withholding tax.

Disposition of the Notes

        A non-U.S. holder generally will not be subject to U.S. federal income tax (or any withholding thereof) with respect to gain, if any, recognized on the disposition of the notes unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base within the United States, or (ii) in the case of a non-U.S. holder that is a nonresident alien individual, such holder is present in the United States for 183 or more days in the taxable year and certain other conditions are satisfied.

Information Reporting and Backup Withholding

        A non-U.S. holder generally will be required to comply with certain certification procedures to establish that such holder is not a U.S. person in order to avoid backup withholding with respect to payments on, or the proceeds of a disposition of, the notes. In addition, we must report annually to the IRS and to each non-U.S. holder the amount of any interest paid to such non-U.S. holder regardless of whether any tax was actually withheld. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a non-U.S. holder's U.S. federal income tax liability, provided the required information is correctly and timely provided to the IRS.

UNDERWRITING

        Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives Deutsche Bank Securities Inc., Goldman, Sachs & Co., HSBC Securities (USA) Inc., and Merrill Lynch, Pierce, Fenner & Smith Incorporated, have severally agreed to purchase from us the following respective principal amounts of notes listed opposite their name below at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement:

Underwriters	Principal Amount of Floating Rate Notes	Principal Amount of 2013 Notes	Principal Amount of 2015 Notes	Principal Amount of 2020 Notes
Deutsche Bank Securities Inc.	$243,750,000	$243,750,000	$195,000,000	$195,000,000
Goldman, Sachs & Co	243,750,000	243,750,000	195,000,000	195,000,000
HSBC Securities (USA) Inc.	243,750,000	243,750,000	195,000,000	195,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	243,750,000	243,750,000	195,000,000	195,000,000
BNP Paribas Securities Corp.	45,834,000	45,834,000	36,667,000	36,667,000
Citigroup Global Markets Inc.	45,834,000	45,834,000	36,667,000	36,667,000
Credit Suisse Securities (USA) LLC	45,833,000	45,833,000	36,667,000	36,667,000
Morgan Stanley & Co. Incorporated	45,833,000	45,833,000	36,667,000	36,667,000
SunTrust Robinson Humphrey, Inc.	45,833,000	45,833,000	36,666,000	36,666,000
Wells Fargo Securities, LLC	45,833,000	45,833,000	36,666,000	36,666,000

Total	$1,250,000,000	$1,250,000,000	$1,000,000,000	$1,000,000,000

        The underwriting agreement provides that the obligations of the several underwriters to purchase the notes offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the notes offered by this prospectus supplement if any of these notes are purchased. The offering of notes by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

        We have been advised by the representatives of the underwriters that the underwriters propose to offer the notes to the public at the public offering prices set forth on the cover of this prospectus and to dealers at a price that represents a concession not in excess of 0.075% of the principal amount of the floating rate notes and 0.300% of the principal amount of the fixed rate notes. The underwriters may allow, and these dealers may re-allow, a concession of not more than 0.050% of the principal amount of the floating rate notes and 0.250% of the principal amount of each series of fixed rate notes to other dealers. After the initial public offering, representatives of the underwriters may change the offering prices and other selling terms.

        We estimate that the total expenses of this offering to us, excluding underwriting discounts and commissions, will be approximately $2.75 million.

        We have agreed to indemnify the several underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

        We expect that delivery of the notes will be made against payment therefor on or about November 15, 2010, which will be six business days following the date of this prospectus supplement (this settlement cycle being referred to as "T+6"). Under Rule 15c6-1 of the SEC promulgated under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of this prospectus supplement or the next two succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+6, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade notes on the date hereof or the next two succeeding business days should consult their own advisor.

        The representatives of the underwriters have advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

        Each of the floating rate notes, the 2013 notes, the 2015 notes and the 2020 notes is a new issue of securities with no established trading market. We do not intend to apply for listing of any of the series of notes on any national securities exchange or for inclusion of any series of notes on any automated dealer quotation system. The underwriters are under no obligation to make a market in any series of notes and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for any series of notes or that an active public market for any series of notes will develop. If an active public trading market for a series of notes does not develop, the market price and liquidity of that series of notes may be adversely affected. If the notes of any series are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

        In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

        Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters may close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market prior to the completion of the offering.

        Stabilizing transactions consist of various bids for or purchases of the notes made by the underwriters in the open market prior to the completion of the offering.

        The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased notes sold by or for the account of that underwriter in stabilizing or short covering transactions.

        Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market prices of the notes. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market prices of the notes. As a result, the prices of the notes may be higher than the prices that might otherwise exist in the open market. These transactions may be effected in the over-the-counter market or otherwise.

        Each underwriter has represented, warranted and agreed that:

  •
  it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any notes included in this offering to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

  •
  it has only communicated and caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000, or the "FSMA") received by it in connection with the issue or sale of any notes included in this offering in circumstances in which section 21(1) of the FSMA does not apply to us; and

  •
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes included in this offering in, from or otherwise involving the United Kingdom.

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each of which we refer to as a "Relevant Member State," each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, which we refer to as the "Relevant Implementation Date," it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

        (a)   to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

        (b)   to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

        (c)   to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

        (d)   in any other circumstances which do not require the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression "offer of notes to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

        The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

        The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters and their respective affiliates may from time to time engage in transactions with and perform services for us in the ordinary course of their business. In addition, in the ordinary course of their business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL OPINIONS

        The validity of the notes offered hereby will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and for the underwriters by Alston & Bird LLP, Atlanta, Georgia. Alston & Bird LLP from time to time serves as our counsel.

PROSPECTUS

DEBT SECURITIES
COMMON STOCK
PREFERRED STOCK
WARRANTS
DEPOSITARY SHARES
PURCHASE CONTRACTS

        The following are types of securities that we may offer, issue and sell from time to time, together or separately:

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  debt securities;

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  shares of our common stock;

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  shares of our preferred stock;

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  warrants to purchase debt or equity securities;

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  depositary shares; and

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  purchase contracts.

        We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

        This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you make your investment decision. Our common stock is listed on the New York Stock Exchange under the trading symbol "KO." Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

        This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

        You should carefully read and consider the risk factors included in our periodic reports and other information that we file with the Securities and Exchange Commission before your invest in our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 4, 2010.

        We include cross references to captions elsewhere in this prospectus where you can find related additional information. The following table of contents tells you where to find these captions.

        In this prospectus, except as otherwise indicated, the terms "Company," "we," "us" or "our" mean The Coca-Cola Company and all entities included in our consolidated financial statements.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the "SEC," using a "shelf" registration process. Under this shelf process, we may, from time to time, sell:

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  debt securities, which may be senior or subordinated and may be convertible;

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  shares of our common stock;

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  shares of our preferred stock;

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  warrants to purchase debt or equity securities;

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  depositary shares; and

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  purchase contracts,

either separately or in units, in one or more offerings. This prospectus provides you with a general description of those securities. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

WHERE YOU CAN FIND MORE INFORMATION

        You may obtain from the SEC, through the SEC's website or at the SEC offices mentioned in the following paragraph, a copy of the registration statement on Form S-3, including exhibits, that we have filed with the SEC to register the securities offered under this prospectus. This prospectus is part of the registration statement and does not contain all the information in the registration statement. You will find additional information about us in the registration statement. Any statement made in this prospectus concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers.

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov and on our corporate website at http://www.thecoca-colacompany.com. Information on our website does not constitute part of this prospectus. You may inspect without charge any documents filed by us at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available at the office of the New York Stock Exchange located at 20 Broad Street, New York, New York 10005.

        We "incorporate by reference" into this prospectus documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file subsequently with the SEC will automatically update this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and information that we file later and incorporate by reference into this prospectus, you should rely on the information contained in the document that was filed later.

        We incorporate by reference into this prospectus the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the "Exchange Act," after the initial filing of the registration statement that contains this prospectus and prior to the time that all the securities offered by this prospectus have been issued as described in this prospectus (other than, in each case, documents or information deemed to have been furnished and not "filed" in accordance with SEC rules):

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  our Annual Report on Form 10-K for the year ended December 31, 2009 (filed on February 26, 2010);

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  our Quarterly Reports on Form 10-Q for the quarter ended April 2, 2010 (filed on April 29, 2010), the quarter ended July 2, 2010 (filed on August 2, 2010) and the quarter ended October 1, 2010 (filed on October 29, 2010);

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  our Current Reports on Form 8-K filed on February 18, 2010, March 3, 2010, March 22, 2010, April 26, 2010, June 7, 2010, July 30, 2010, August 24, 2010, August 27, 2010, September 7, 2010, September 27, 2010 and October 5, 2010; and

  •
  the descriptions of the common stock set forth in our registration statements filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating those descriptions.

        You may request a copy of the registration statement, the above filings and any future filings that are incorporated by reference into this prospectus, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or calling us at the following address: Office of the Secretary, The Coca-Cola Company, One Coca-Cola Plaza, Atlanta, Georgia 30313; telephone: (404) 676-2121.

        You should rely only on the information contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any free writing prospectus filed by us with the SEC and any information about the terms of securities offered conveyed to you by us, our underwriters or agents. We have not authorized anyone else to provide you with additional or different information. These securities are only being offered in jurisdictions where the offer is permitted. You should not assume that the information contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus is accurate as of any date other than their respective dates.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein may contain statements, estimates or projections that constitute "forward-looking statements" as defined under U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our Company's historical experience and our present expectations or projections. These risks include, but are not limited to, obesity and other health concerns; scarcity and quality of water; changes in the nonalcoholic beverages business environment, including changes in consumer preferences based on health and nutrition considerations and obesity concerns, shifting consumer tastes and needs, changes in lifestyles and competitive product and pricing pressures; the impact of the global credit crisis on our liquidity and financial performance; our ability to expand our operations in developing and emerging markets; foreign currency exchange rate fluctuations; increases in interest rates; our ability to maintain good relationships with our bottling partners; the financial condition of our bottling partners; our ability and the ability of our bottling partners to maintain good labor relations, including the ability to renew collective bargaining agreements on satisfactory terms and avoid strikes, work stoppages or labor unrest; increase in cost, disruption of supply or shortage of energy; increase in cost, disruption of supply or shortage of ingredients or packaging materials; changes in laws and regulations relating to beverage containers and packaging, including container deposit, recycling, eco-tax and/or product stewardship laws or regulations; adoption of significant additional labeling or warning requirements; unfavorable general economic conditions in the United States and other major markets; unfavorable economic and political conditions in international markets, including civil unrest and product boycotts; changes in commercial or market practices and business model within the European Union; litigation uncertainties; adverse weather conditions; our ability to maintain brand image and corporate reputation as well as other product issues such as product recalls; changes in legal and regulatory environments; changes in accounting standards and taxation requirements; our ability to achieve overall long-term goals; our ability to protect our information systems; additional impairment charges; our ability to successfully manage Company-owned bottling operations; the impact of climate change on our business; global or regional catastrophic events; risks related to our acquisition of Coca-Cola Enterprises Inc.'s North American business operations; and other risks discussed in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2009 and our subsequently filed Quarterly Reports on Form 10-Q, which filings are available as described in "Where You Can Find More Information." You should not place undue reliance on forward-looking statements, which speak only as of the dates they are made. We undertake no obligation to publicly update or revise any forward-looking statements.

OUR COMPANY

        The Coca-Cola Company is the world's leading owner and marketer of nonalcoholic beverage brands and the world's largest manufacturer, distributor and marketer of concentrates and syrups used to produce nonalcoholic beverages. We own or license and market more than 500 nonalcoholic beverage brands, primarily sparkling beverages but also a variety of still beverages such as waters, enhanced waters, juices and juice drinks, ready-to-drink teas and coffees, and energy and sports drinks. Finished beverage products bearing our trademarks, sold in the United States since 1886, are now sold in more than 200 countries. Along with Coca-Cola, which is recognized as the world's most valuable brand, we own and market four of the world's top five nonalcoholic sparkling beverage brands, including Diet Coke, Fanta and Sprite.

        We manufacture beverage concentrates and syrups, which we sell to authorized bottling and canning operations (to which we typically refer as our "bottlers" or our "bottling partners") who use the concentrates and syrups to produce finished beverage products. We also manufacture, or authorize bottling partners to manufacture, fountain syrups, which we sell to fountain retailers such as restaurants and convenience stores which use the fountain syrups to produce finished beverages for immediate consumption, or to fountain wholesalers or bottlers, which in turn sell and distribute the fountain syrups to fountain retailers. In addition, we manufacture certain finished beverages, such as juices and juice drinks and water products, which we sell to retailers directly or through wholesalers or other distributors, including bottling partners.

        While most of our branded beverage products are manufactured, sold and distributed by independently owned and managed bottling partners, from time to time we do acquire or take control of bottling or canning operations, often, but not always, in underperforming markets where we believe we can use our resources and expertise to improve performance. In addition, we have noncontrolling ownership interests in numerous beverage joint ventures, bottling partners and emerging beverage companies.

        We make our branded beverage products available to consumers throughout the world through our network of bottling partners, distributors, wholesalers and retailers—the world's largest beverage distribution system.

        We were incorporated in September 1919 under the laws of the State of Delaware and succeeded to the business of a Georgia corporation with the same name that had been organized in 1892.

        Our principal office is located at One Coca-Cola Plaza, Atlanta, Georgia 30313, and our telephone number at that address is (404) 676-2121.

USE OF PROCEEDS

        Except as may be otherwise set forth in the applicable prospectus supplement accompanying this prospectus, the net proceeds from the sale of the securities will be used for general corporate purposes, including:

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  working capital;

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  capital expenditures;

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  acquisitions of or investments in businesses or assets;

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  redemption and repayment of short-term or long-term borrowings; and

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  purchases of our common stock.

        Pending application of the net proceeds, we may temporarily invest the net proceeds in short-term marketable securities.

RATIOS OF EARNINGS TO FIXED CHARGES

        Our ratios of earnings to fixed charges for the five fiscal years ended December 31, 2009 and the nine months ended October 1, 2010 are set forth below:

	Year Ended December 31,
Nine Months Ended October 1, 2010
	2009	2008	2007	2006	2005
26.2x	21.3x	17.8x	15.2x	25.9x	23.3x

        We computed ratios of earnings to fixed charges on a total enterprise basis by dividing income from continuing operations before income taxes and changes in accounting principles (excluding undistributed equity earnings) and fixed charges (excluding capitalized interest) by fixed charges. Fixed charges consist of gross interest incurred and the interest portion of rental expense.

        We were contingently liable for guarantees of indebtedness owed by third parties, including certain variable interest entities, in the amount of approximately $402 million at October 1, 2010. Fixed charges for these contingent liabilities have not been included in the computation of the above ratios as the amounts are immaterial and, in the opinion of our management, it is not probable that we will be required to satisfy the guarantees. The interest amount in the above table does not include interest expense associated with unrecognized tax benefits.

 DESCRIPTION OF DEBT SECURITIES

        This section describes the general terms and provisions of the debt securities. The applicable prospectus supplement will describe the specific terms of the debt securities offered by that prospectus supplement and any general terms outlined in this section that will not apply to those debt securities.

        Any debt securities will be either our senior unsecured obligations issued in one or more series, which we refer to as the "senior debt securities," or our subordinated unsecured obligations issued in one or more series, which we refer to as the "subordinated debt securities." We will issue the senior debt securities under an amended and restated indenture between us and Deutsche Bank Trust Company Americas, as successor to Bankers Trust Company, as trustee, dated as of April 26, 1988, as amended, which we refer to as the "senior indenture." We will issue the subordinated debt securities under an indenture to be entered into between us and Deutsche Bank Trust Company Americas, as trustee, which we refer to as the "subordinated indenture." We refer to the senior indenture and the subordinated indenture, collectively, as the "indentures." As used in this prospectus, "debt securities" means the debentures, notes, bonds and other evidences of indebtedness that we issue and the trustee authenticates and delivers under the indentures. The indentures and all debt securities issued under the indentures will be governed by and construed in accordance with the laws of the State of New York. Additionally, the indentures are subject to the provisions of the Trust Indenture Act of 1939, as amended.

        We have summarized selected terms and provisions of the indentures in this section. We have also incorporated by reference the indentures as exhibits to the registration statement of which this prospectus forms a part. You should read the indentures for additional information before you buy any debt securities. See "Where You Can Find More Information" for information on how to obtain copies of the indentures. The summary that follows includes references to section numbers of the indentures (as supplemented by the first supplemental indenture to the senior indenture, dated as of February 24, 1992, and the second supplemental indenture to the senior indenture, dated as of November 1, 2007, in some instances) so that you can more easily locate these provisions. Unless otherwise indicated, section references are the same for the senior indenture and the subordinated indenture. Capitalized terms used but not defined in this summary have the meanings specified in the indentures.

General

        The senior debt securities will rank equally and ratably with our other unsecured and unsubordinated obligations. The subordinated debt securities will be subordinated in right of payment to the prior payment in full of our senior debt, including any senior debt securities, as described below under "Subordinated Indenture Provisions—Subordination." The debt securities will rank junior to all of our currently existing and future secured debt.

        We are not limited as to the amount of debt securities that we can issue under the indentures. We may issue debt securities under the indentures in one or more series, each with different terms, up to the aggregate principal amount which we may authorize from time to time. We also have the right to "reopen" a previous issue of a series of debt securities by issuing additional debt securities of such series. (Section 3.01).

        A prospectus supplement relating to a series of debt securities being offered will include specific terms relating to that offering. In addition to stating whether the securities will be senior or subordinated, these terms will include some or all of the following:

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  the title and type of the debt securities;

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  the total principal amount of debt securities of that series that are authorized and outstanding as of the most recent date;

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  any limit on the total principal amount of the debt securities;

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  the price at which the debt securities will be issued;

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  the date or dates on which the principal of and premium, if any, on the debt securities will be payable;

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  the maturity date of the debt securities;

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  the minimum denominations in which the debt securities will be issued;

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  if the debt securities will bear interest;

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  the interest rate on the debt securities or the method of calculating the interest rate;

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  the date from which interest will accrue;

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  the record and interest payment dates for the debt securities;

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  the first interest payment date;

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  the place or places at which the principal or premium, if any, and interest, if any, on the debt securities will be paid;

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  any optional redemption provisions that would permit us or the holders of the debt securities to elect redemption of the debt securities prior to their final maturity;

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  any sinking fund or mandatory redemption or retirement provisions that would obligate us to redeem the debt securities prior to their final maturity;

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  the currency or currencies in which the debt securities will be denominated and payable, if other than U.S. dollars;

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  any provisions that would permit us or the holders of the debt securities to elect the currency or currencies in which the debt securities are paid;

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  the portion of the principal amount of the debt securities that will be payable upon declaration or acceleration of maturity of the debt securities (if other than the principal amount of the debt securities);

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  whether the provisions described under the heading "Defeasance of the Indentures and the Securities" below apply to the debt securities;

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  whether the provisions of some or all of the covenants described under the heading "Restrictive Covenants" below apply to the debt securities;

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  any changes to or additional Events of Default (as defined under the heading "Events of Default" below) or covenants;

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  whether the debt securities will be issued in whole or in part in the form of global securities and, if so, the depositary for those global securities;

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  any special tax implications of the debt securities;

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  for the subordinated debt securities, whether the specific subordination provisions applicable to the subordinated debt securities are other than as set forth in the subordinated indenture;

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  whether the debt securities are convertible or exchangeable into our common stock or other equity securities and the terms and conditions upon which such conversion or exchange shall be effected; and

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  any other terms of the debt securities.

        If the purchase price of any debt securities is denominated in a foreign currency or composite currency, or if the principal of or any premium or interest on any debt securities is payable in a foreign currency or composite currency, we will include the restrictions, elections, tax consequences, specific terms and other information with respect to the debt securities and the applicable foreign currency or composite currency in the applicable prospectus supplement.

        We may issue debt securities as Original Issue Discount Securities (as defined below) to be offered and sold at a substantial discount from their principal amount and typically bearing no interest or interest at a rate which at the time of issuance is below market rates. An "Original Issue Discount Security" is any debt security which provides for an amount less than its principal amount to be due and payable upon a declaration of acceleration of its maturity. (Section 1.01). We will describe the federal income tax, accounting and other considerations relevant to any such Original Issue Discount Securities in the applicable prospectus supplement.

        The particular terms of a series of debt securities will be set forth in an officers' certificate or supplemental indenture, and described in the applicable prospectus supplement. We urge you to read the applicable indenture as supplemented by any officers' certificate or supplemental indenture that is applicable to you because that indenture, as supplemented, and not this section, defines your rights as a holder of the debt securities.

Restrictive Covenants

        The indentures contain certain restrictive covenants that apply, or may apply, to us and all of our Restricted Subsidiaries (as defined below). The covenants described below under "Restrictions on Liens" and "Restrictions on Sale and Leaseback Transactions" will not apply to a series of debt securities unless we specifically so provide in the applicable prospectus supplement. These covenants do not apply to any of our Subsidiaries that are not designated as Restricted Subsidiaries.

        You should carefully read the applicable prospectus supplement for the particular provisions of the series of debt securities being offered, including any additional restrictive covenants or Events of Default that may be included in the terms of such debt securities.

        Restrictions on Liens.    If the applicable prospectus supplement states that the covenant set forth in Section 5.03 of the indentures will be applicable to a series of debt securities, then we will be subject to a covenant providing that we will not, nor will we permit any Restricted Subsidiary (as defined below) to, create, incur, issue, assume or guarantee any debt for money borrowed (as used in this "Restrictive Covenants" section, "Debt") if such Debt is secured by a mortgage, pledge, lien, security interest or other encumbrance upon any Principal Property (as defined below) or on any shares of stock or indebtedness of any Restricted Subsidiary (whether such Principal Property, shares of stock or indebtedness are now owned or acquired in the future), without, in any such case, effectively providing that the debt securities and, at our option, any of our other indebtedness or guarantees or any indebtedness or guarantees of a Restricted Subsidiary ranking equally with the debt securities, will be secured equally and ratably with (or, at our option, prior to) such Debt. The foregoing restrictions do not apply to:

          (1)   mortgages on property, shares of stock or indebtedness of any corporation existing at the time such corporation becomes a Restricted Subsidiary;

          (2)   mortgages on property existing at the time of acquisition of such property and, in some instances, certain purchase money mortgages;

          (3)   mortgages securing Debt owing by any Restricted Subsidiary to us or another Restricted Subsidiary;

          (4)   mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with us or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation or firm as an entirety or substantially as an entirety to us or a Restricted Subsidiary;

          (5)   mortgages in favor of any country or any political subdivision of any country, or any instrumentality thereof, to secure payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such mortgages; or

          (6)   any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any mortgage referenced in clauses (1) through (5) above, inclusive, or any mortgage existing at the respective date of the applicable indenture, provided that the principal amount of Debt secured at the time of such extension may not be increased, and the collateral which secures the same cannot be expanded.

        Notwithstanding these exceptions, we and one or more Restricted Subsidiaries may, without securing the debt securities, create, incur, issue, assume or guarantee secured Debt which would otherwise be subject to the foregoing restrictions, provided that if, after giving effect to such Debt, the aggregate of such secured Debt then outstanding (not including secured Debt permitted under the foregoing exceptions) at such time does not exceed 10% of our consolidated shareowners' equity as of the end of the preceding fiscal year. (Section 5.03).

        Restrictions on Sale and Leaseback Transactions.    If the applicable prospectus supplement states that the covenant set forth in Section 5.04 of the indentures will be applicable to a series of debt securities, then we will be subject to the covenant providing that we will not, and we will not permit any Restricted Subsidiary to, enter into any lease, other than intercompany leases, longer than three years covering any Principal Property that is sold to any other person in connection with such lease unless:

          (1)   we or such Restricted Subsidiary would be entitled, pursuant to "Restrictions on Liens" described above, to incur Debt secured by a mortgage on the Principal Property involved in an amount at least equal to the Attributable Debt (as defined below) without equally and ratably securing the debt securities provided that such Attributable Debt shall then be deemed to be Debt subject to the provisions of such restriction on liens;

          (2)   since the respective date of the applicable indenture and within a period commencing twelve months prior to the consummation of the sale and leaseback transaction and ending twelve months after the consummation of such transaction, we or such Restricted Subsidiary has expended, or will expend, for the Principal Property an amount equal to (a) the net proceeds of such sale and leaseback transaction, and we elect to designate all of such amount as a credit against such transaction or (b) a part of the net proceeds of such sale and leaseback transaction, and we elect to designate such amount as a credit against such transaction and apply an amount equal to the remainder of the net proceeds as provided in clause (3) below; or

          (3)   an amount equal to such Attributable Debt (less any amount elected under clause (2) above) is applied within 90 days of such lease to the retirement of Debt, other than intercompany Debt, which by its terms matures at, or is prepayable or extendible or renewable at the sole option of the obligor without requiring the consent of the obligee to, a date more than twelve months after the date of the creation of such Debt. (Section 5.04).

Consolidation, Merger and Sale

        The indentures generally provide that we may consolidate with or merge into any other corporation, or transfer or lease our properties and assets as an entirety or substantially as an entirety to any other corporation, if the corporation formed by or resulting from any such consolidation, into which we are merged or which shall have acquired or leased such properties and assets, shall, pursuant to a supplemental indenture, assume payment of the principal of (and premium, if any) and interest, if any, on the debt securities and the performance and observance of the covenants of the indentures. (Section 11.01).

        If upon (1) any consolidation or merger of us, or of us and any Subsidiary, with or into any other corporation or corporations, or upon the merger of another corporation into us, or (2) successive consolidations or mergers to which we or our successors shall be a party or parties, or (3) upon any sale or conveyance of our property, or the property of us and any Subsidiary, as an entirety or substantially as an entirety, any Principal Property or any shares of stock or Debt of any Restricted Subsidiary would then become subject to any mortgage, we will cause the debt securities, and at our option any other indebtedness of or guarantees by us or such Restricted Subsidiary ranking equally with the debt securities, to be secured equally and ratably with (or, at our option, prior to) any Debt secured thereby, unless such Debt could have been incurred without us being required to secure the debt securities equally or ratably with (or prior to) such Debt pursuant to "Restrictions on Liens" described above. (Section 11.01).

Certain Definitions

        As used in the indentures and this prospectus, the following definitions apply:

        "Attributable Debt" means, in respect of a sale and leaseback transaction, as of any particular time, the present value (discounted at the rate of interest implicit in the terms of the lease involved in such sale and leaseback transaction, as determined in good faith by us) of the obligation of the lessee thereunder for rental payments (excluding, however, any amounts required to be paid by such lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges) during the remaining term of such lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended). (Section 1.01).

        "Principal Property" means our manufacturing plants or facilities or those of a Restricted Subsidiary located within the United States of America (other than its territories and possessions) or Puerto Rico, except any such manufacturing plant or facility which our board of directors by resolution reasonably determines not to be of material importance to the total business conducted by us and our Restricted Subsidiaries. (Section 1.01).

        "Restricted Subsidiary" means any Subsidiary (1) substantially all of the property of which is located, or substantially all of the business of which is carried on, within the United States of America (other than its territories and possessions) or Puerto Rico and (2) which owns or is the lessee of any Principal Property, but does not include any Subsidiary primarily engaged in financing activities, primarily engaged in the leasing of real property to persons other than us and our Subsidiaries, or which is characterized by us as a temporary investment. The terms "Restricted Subsidiary" does not include Coca-Cola Financial Corporation, The Coca-Cola Trading Company LLC, 55th & 5th Avenue Corporation, Bottling Investments Corporation or ACCBC Holding Company, and their respective Subsidiaries. (Section 1.01).

        "Subsidiary" means a corporation more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by us or one or more other Subsidiaries, or by us and one or more other Subsidiaries. (Section 1.01).

        "Voting Stock" means stock of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of said corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency). (Section 1.01).

Event of Default

        "Event of Default," when used in the indentures with respect to any series of debt securities, means any of the following events:

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  default for 30 days in payment of any interest on such series;

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  default in payment of any principal of or premium, if any, on such series;

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  default in payment of any sinking fund installment for such series;

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  default for 90 days after written notice in performance of any other covenant in the indentures (other than a covenant or agreement included in the indentures solely for the benefit of holders of debt securities of any series other than that series);

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  certain events of bankruptcy, insolvency or reorganization; or

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  any other Event of Default provided with respect to that series. (Section 7.01).

        The indentures require us to deliver annually to the trustee an officers' certificate, in which certain of our officers certify whether or not they have knowledge of any default in our performance of the covenants described. (Section 5.07).

        If an Event of Default shall occur and be continuing with respect to the debt securities of any series, the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of such series then outstanding may declare the principal (or, if the debt securities of such series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the applicable prospectus supplement for such series) of all the debt securities of such series and the interest accrued thereon to be due and payable. (Section 7.02). The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of such series (or, in the case of certain Events of Default pertaining to all outstanding debt securities, with the consent of holders of a majority in aggregate principal amount of all the debt securities then outstanding acting as one class) may waive any Event of Default with respect to a particular series of debt securities, except an Event of Default in the payment of principal of or any premium or interest on any debt securities of such series or in respect of a covenant or provision of the indentures which, under the terms thereof, cannot be modified or amended without the consent of the holders of each outstanding debt security of such series. (Section 7.11). See "Modifications of the Indentures" below.

        Subject to the provisions of the indentures relating to the duties of the trustee in case an Event of Default shall occur and be continuing, the trustee is under no obligation to exercise any of the rights or powers under the indentures at the request, order or direction of any of the holders of debt securities of any series, unless such securityholders shall have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by such exercise. (Section 8.02). Subject to such provisions for the indemnification of the trustee and certain limitations contained in the indentures, the holders of a majority in aggregate principal amount of all debt securities of such series at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 7.10).

        If any debt securities are denominated in a foreign currency or composite currency, then for the purposes of determining whether the holders of the requisite principal amount of debt securities have taken any action as herein described, the principal amount of such debt securities shall be deemed to be that amount of United States dollars that could be obtained for such principal amount on the basis of the spot rate of exchange into United States dollars for the currency or composite currency in which such debt securities are denominated (as determined by us or an authorized exchange rate agent and evidenced to the trustee) as of the date the taking of such action by the holders of such requisite principal amount is evidenced to the trustee as provided in the indentures. (Section 14.10).

Modifications of the Indentures

        We and the trustee may modify and amend the indentures with the consent of the holders of not less than a majority in aggregate principal amount then outstanding of any series of the debt securities affected by such modification or amendment. However, we may not, without the consent of the holders of each debt security so affected:

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  extend the fixed maturity of such series of debt securities;

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  reduce the principal amount of such series of debt securities;

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  reduce the rate or extend the time of payment of interest on such series of debt securities;

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  impair or affect the right of any securityholder to institute suit for payment of principal or interest or change the coin or currency in which the principal of or interest on such series of debt securities is payable; or

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  reduce the percentage of aggregate principal amount of debt securities of such series from whom consent is required to modify the indentures. (Section 10.02).

        In addition, under our subordinated indenture, without the consent of each holder of each debt security so affected, we may not modify the provisions of the subordinated indenture with respect to subordination of the debt securities in a manner adverse to the holders.

        We and the trustee may modify and amend the indentures without the consent of any holders of debt securities to:

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  provide for security for the debt securities;

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  evidence the assumption of our obligations under the applicable indenture by a successor;

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  add covenants that would benefit holders of any debt securities;

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  cure any ambiguity, omission, defect or inconsistency;

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  change or eliminate any of the provisions of the indentures so long as such change or elimination becomes effective only when there are no securities created prior to the execution of the supplemental indenture then outstanding which are entitled to the benefit of such provision;

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  provide for a successor trustee; or

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  make such provisions as may be necessary or advisable in order to comply with the withholding provisions of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder. (Section 10.01).

Defeasance of the Indentures and Securities

        Unless the applicable prospectus supplement states otherwise, the indentures provide that we will be deemed to have paid and discharged the entire indebtedness on the debt securities of any series, and our obligations under the indentures with respect to the debt securities of such series (other than certain specified obligations, such as the obligations to maintain a security register pertaining to transfer of the debt securities, to maintain a paying agency office, and to replace stolen, lost or destroyed debt securities) will cease to be in effect, from and after the date that we deposit with the trustee, in trust:

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  money in the currency or composite currency in which the debt securities of such series are denominated; or

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  U.S. Government Obligations, in the case of debt securities denominated in dollars, or obligations issued or guaranteed by the government which issued the currency in which the debt securities of such series are denominated, in the case of debt securities denominated in foreign currencies, which through the payment of interest and principal in accordance with their terms will provide money in the currency in which the debt securities of such series are denominated; or

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  a combination thereof,

which is sufficient to pay and discharge the principal and premium, if any, and interest, if any, to the date of maturity on or the redemption date of, such series of debt securities. (Sections 12.01 and 12.02). In the event of any such defeasance, holders of such debt securities would be able to look only to such trust fund for payment of principal (and premium, if any) and interest, if any, on their debt securities until maturity.

        Such defeasance may be treated as a taxable exchange of the related debt securities for an issue of obligations of the trust or a direct interest in the money, U.S. Government Obligations or other obligations held in the trust. In that case, holders of such debt securities may recognize gain or loss as if the trust obligations or the money, U.S. Government Obligations or other obligations deposited, as the case may be, had actually been received by them in exchange for their debt securities. Such holders thereafter might be required to include in income a different amount than would be includable in the absence of defeasance. We encourage prospective investors to consult with their own tax advisors as to the specific consequences of defeasance.

Denominations

        Unless the applicable prospectus supplement states otherwise, the debt securities will be issued only in registered form without coupons, in U.S. dollars in denominations of $1,000 or any integral multiples of $1,000. We will issue a book-entry security equal to the aggregate principal amount of outstanding debt securities of the series represented by such book-entry security. We will specify the denominations of a series of debt securities denominated in a foreign currency or composite currency in the applicable prospectus supplement. (Sections 3.02 and 3.03).

Registration and Transfer

        You may exchange any certificated securities of any series for other certificated securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. Upon payment of any taxes and other governmental charges as described in the indentures, you may present certificated securities for registration of transfer (with the form of transfer duly executed), without a service charge, at the office of the securities registrar or at the office of any transfer agent that we designate for such purpose and reference in the applicable prospectus supplement with respect to any series of debt securities. Subject to its satisfaction with the documents of title and identity of the person making the request, the securities registrar or such transfer agent, as the case may be, will effect such transfer or exchange.

        We have initially appointed the trustee as securities registrar under the indentures. (Section 3.05). If the prospectus supplement refers to any transfer agent in addition to the securities registrar initially designated by us with respect to any series of debt securities, we may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that we will be required to maintain a transfer agent in the borough of Manhattan, the city of New York, for such series. We may at any time designate additional transfer agents with respect to any series of debt securities. (Section 5.02).

        In the event of any partial redemption in part of a series of debt securities, we will not be required to (1) issue securities of such series, register the transfer of securities of such series or exchange debt securities of such series during a period beginning at the opening of business 15 days before the mailing date of a notice of redemption of such debt securities of that series selected to be redeemed and ending at the close of business on such mailing date or (2) register the transfer or exchange of any debt security, or portion of any such debt security, that is called for redemption, except the unredeemed portion of any debt security being redeemed in part. (Section 3.05).

Payment and Paying Agents

        Unless the applicable prospectus supplement states otherwise, we will pay the principal of and any premium and interest on debt securities at the office of the paying agent or paying agents as we may designate from time to time. However, at our option we may pay any interest by check mailed or delivered to the address of the person entitled to such payment as it appears in the securities register. (Section 2.02). Unless the applicable prospectus supplement states otherwise, we will pay any installment of interest on debt securities to the person in whose name the debt security is registered at the close of business on the regular record date for such interest payment. (Section 3.07). Payments of any interest on the debt securities may be subject to the deduction of applicable withholding taxes. (Section 5.01).

        Unless the applicable prospectus supplement states otherwise, the principal office of the trustee in the city of New York is designated as our paying agent for payments with respect to debt securities. Any other paying agents that we may designate at the time of the offering and issuance of a series of debt securities will be named in the related prospectus supplement. With regard to any series, we may at any time designate additional paying agents, rescind the designation of any paying agents or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in the borough of Manhattan in the city of New York. (Section 5.02).

        The trustee or any paying agent for the payment of principal of or interest on any debt security will repay to us all moneys paid by us which remain unclaimed at the end of two years after such principal or interest shall have become due and payable, and, after such repayment occurs, the holder of the applicable debt security will be entitled to look only to us for payment. (Section 12.04).

Concerning the Trustee

        Deutsche Bank Trust Company Americas, as successor to Bankers Trust Company, New York, New York, is the trustee under the senior indenture and has agreed to act as trustee under the subordinated indenture. We maintain banking relationships in the ordinary course of business with affiliates of Deutsche Bank Trust Company Americas, and affiliates of Deutsche Bank Trust Company Americas have entered into foreign currency transactions with us, serve as fiscal agents for certain of our outstanding obligations and have provided back-up lines of credit for our commercial paper.

Book-Entry Delivery and Settlement

  Global Notes

        We will issue any debt securities in the form of one or more global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

  DTC, Clearstream and Euroclear

        Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, societe anonyme, Luxembourg, which we refer to as Clearstream, or Euroclear Bank S.A./ N.V., as operator of the Euroclear System, which we refer to as Euroclear, in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their U.S. depositaries, which in turn will hold such interests in customers' securities accounts in the U.S. depositaries' names on the books of DTC.

        DTC has advised us that:

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  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Exchange Act.

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  DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates.

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  Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations, some of whom, and/or their representatives, own DTC.

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  DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries.

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  Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

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  The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

        Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

        Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./ N.V., which we refer to as the Euroclear Operator. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

        We understand that the Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

        We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

        We expect that under procedures established by DTC:

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  upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

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  ownership of the debt securities will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

        The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the debt securities represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in debt securities represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC's system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

        So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the debt securities represented by that global note for all purposes under the indenture and under the debt securities. Except as provided below, owners of beneficial interests in a global note will not be entitled to have debt securities represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the applicable indenture or under the debt securities for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of debt securities under the applicable indenture or a global note.

        Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of debt securities by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the debt securities.

        Payments on the debt securities represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the debt securities represented by a global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

        Distributions on the debt securities held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

        Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

        Distributions on the debt securities held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

  Clearance and Settlement Procedures

        Initial settlement for the debt securities will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

        Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the debt securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

        Because of time-zone differences, credits of the debt securities received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the debt securities settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the debt securities by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

        Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the debt securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

  Certificated Notes

        Individual certificates in respect of any debt securities will not be issued in exchange for the global notes, except in very limited circumstances. We will issue or cause to be issued certificated notes to each person that DTC identifies as the beneficial owner of the debt securities represented by a global note upon surrender by DTC of the global note if:

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  DTC notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

  •
  an event of default has occurred and is continuing, and DTC requests the issuance of certificated notes; or

  •
  we determine not to have the debt securities of such series represented by a global note.

        Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the debt securities. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

Subordinated Indenture Provisions

        The subordinated debt securities will be issued under the subordinated indenture. The subordinated debt securities will rank on an equal basis with certain of our other subordinated debt that may be outstanding from time to time and will rank junior to all of our senior debt, as defined below, including any senior debt securities that may be outstanding from time to time.

        Subordination.    If we issue subordinated debt securities, the aggregate principal amount of senior debt outstanding as of a recent date will be set forth in the applicable prospectus supplement. Neither the senior nor the subordinated indenture restricts the amount of senior debt that we may incur.

        Holders of subordinated debt securities should recognize that contractual provisions in the subordinated indenture may prohibit us from making payments on those securities. Subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the subordinated indenture or any supplement thereto to all of our senior debt, including all debt securities we have issued and will issue under the senior indenture.

        As used in the subordinated indenture and this prospectus, the term "senior debt" means the principal, premium, if any, unpaid interest and all fees and other amounts payable in connection with any debt for money borrowed other than (1) debt incurred (a) with respect to certain elections under the federal bankruptcy code, (b) debt to our subsidiaries, (c) debt to our employees, (d) tax liability, and (e) certain trade payables, (2) all obligations under interest rate, currency and commodity swaps, caps, floors, collars, hedge arrangements, forward contracts or similar agreements and (3) renewals, modifications and refunds of any such debt.

        Unless otherwise indicated in the applicable prospectus supplement, we may not pay principal of, premium, if any, or interest on any subordinated debt securities or defease, purchase, redeem or otherwise retire such securities if:

  •
  a default in the payment of any principal, or premium, if any, or interest on any senior debt, occurs and is continuing or any other amount owing in respect of any senior debt is not paid when due; or

  •
  any other default occurs with respect to any senior debt and the maturity of such senior debt is accelerated in accordance with its terms,

unless and until such default in payment or event of default has been cured or waived and any such acceleration is rescinded or such senior debt has been paid in full in cash.

        If there is any payment or distribution of our assets to creditors upon a total or partial liquidation or a total or partial dissolution or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding, holders of all present and future senior debt (which will include interest accruing after, or which would accrue but for, the commencement of any bankruptcy, reorganization, insolvency, receivership or similar proceeding) are entitled to receive payment in full before any payment or distribution, whether in cash, securities or other property, in respect of the subordinated indebtedness. In addition, unless otherwise indicated in the applicable prospectus supplement, in any such event, payments or distributions which would otherwise be made on subordinated debt securities will generally be paid to the holders of senior debt, or their representatives, in accordance with the priorities existing among these creditors at that time until the senior debt is paid in full.

        After payment in full of all present and future senior debt, holders of subordinated debt securities will be subrogated to the rights of any holders of senior debt to receive any further payments or distributions that are applicable to the senior debt until all the subordinated debt securities are paid in full. The subordinated indenture provides that the foregoing subordination provisions may not be changed in a manner which would be adverse to the holders of senior debt without the consent of the holders of such senior debt.

        The prospectus supplement delivered in connection with the offering of a series of subordinated debt securities will set forth a more detailed description of the subordination provisions applicable to any such debt securities.

        If the trustee under the subordinated indenture or any holders of the subordinated debt securities receive any payment or distribution that is prohibited under the subordination provisions, then the trustee or the holders will have to repay that money to the holders of the senior debt.

        Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee under the subordinated indenture and the holders of that series can take action against us, but they will not receive any money until the claims of the holders of senior debt have been fully satisfied.

 DESCRIPTION OF CAPITAL STOCK

        Set forth below is a summary description of the material terms of our capital stock. For more information, please see our restated certificate of incorporation, as amended, which is incorporated by reference to the registration statement of which this prospectus forms a part as Exhibit 3.1.

Description of Common Stock

        We may issue shares of our common stock, either separately or together with other securities offered pursuant to this prospectus. Under our restated certificate of incorporation, as amended, we are authorized to issue up to 5,600,000,000 shares of our common stock, par value $0.25 per share, of which 2,322,033,722 shares were issued and outstanding as of October 25, 2010. You should read the applicable prospectus supplement relating to an offering of shares of our common stock, or of securities convertible, exchangeable or exercisable for shares of our common stock, for the terms of such offering, including the number of shares of common stock offered, the initial offering price and market prices and dividend information relating to our common stock.

        The holders of our common stock are entitled to one vote for each share on all matters submitted to a vote of shareowners. Each share of our common stock outstanding is entitled to participate equally in any distribution of net assets made to the shareowners in the liquidation, dissolution or winding up of our Company and is entitled to participate equally in dividends as and when declared by our board of directors. There are no redemption, sinking fund, conversion or preemptive rights with respect to the shares of our common stock. All shares of our common stock have equal rights and preferences. The rights, preferences and privileges of the holders of our common stock are subject to and may be adversely affected by the rights of holders of shares of any series of our preferred stock that we may designate and issue in the future.

Description of Preferred Stock

        Our restated certificate of incorporation, as amended, authorizes our board of directors to issue, from time to time, up to 100,000,000 shares of preferred stock, par value $1.00 per share, in one or more series, subject to certain limitations prescribed by law. There are no preferred shares issued and outstanding as of the date of this prospectus. Our board of directors is authorized to establish from time to time the number of shares to be included in any series of preferred stock, and to fix the designation, powers, preferences, and rights of the shares of such series and any qualifications, limitations or restrictions thereof.

        The specific terms of any preferred stock to be sold under this prospectus will be described in the applicable prospectus supplement. If so indicated in such prospectus supplement, the terms of the preferred stock offered may differ from the general terms set forth below. Unless otherwise specified in the prospectus supplement relating to the preferred stock offered thereby, each series of preferred stock offered will rank equal in right of payment to all other series of our preferred stock, and holders thereof will have no preemptive rights. The preferred stock offered will, when issued, be fully paid and nonassessable.

        You should read the applicable prospectus supplement for the terms of the preferred stock offered. The terms of the preferred stock set forth in such prospectus supplement may include the following, as applicable to the preferred stock offered thereby:

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  the title and stated value of the preferred stock;

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  the number of shares of the preferred stock offered;

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  the liquidation preference and the offering price of the preferred stock;

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  the dividend rates of the preferred stock and/or methods of calculation of such dividends;

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  periods and/or payment dates for the preferred stock dividends;

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  whether dividends on the preferred stock are cumulative;

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  the liquidation rights of the preferred stock;

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  the procedures for any auction and remarketing, if any, of the preferred stock;

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  the sinking fund provisions, if applicable, for the preferred stock;

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  the redemption provisions, if applicable, for the preferred stock;

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  whether the preferred stock will be convertible into or exchangeable for other securities and, if so, the terms and conditions of conversion or exchange, including the conversion price or exchange ratio and the conversion or exchange period or the method of determining the same;

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  whether the preferred stock will have voting rights and, if so, the terms of such voting rights;

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  whether the preferred stock will be listed on any securities exchange;

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  whether the preferred stock will be issued with any other securities and, if so, the amount and terms of such other securities; and

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  any other specific terms, preferences or rights of, or limitations or restrictions on, the preferred stock.

        Our authorized shares of common stock and preferred stock are available for issuance without further action by our shareowners, unless such action is required by applicable law or the rules of the stock exchange or automated quotation system on which our securities may be listed or trade. If the approval of our shareowners is not required for the issuance of shares of our common stock or preferred stock, our board of directors may determine to issue shares without seeking shareowners' approval.

        Our board of directors could issue a series of preferred stock that could, depending on the terms of such series, delay, defer or prevent a change in control of our Company. Our board of directors would make any determination to issue such shares based on its judgment as to the best interests of our Company and our shareowners. Our board of directors, in so acting, could issue preferred stock having terms that could discourage an attempt to acquire our Company, including tender offers or other transactions that some, or a majority, of our shareowners might believe to be in their best interests, or in which our shareowners might receive a premium for their stock over the then current market price of such stock.

Certain Anti-takeover Matters

        Our restated certificate of incorporation, as amended, and by-laws contain provisions that may make it more difficult for a potential acquirer to acquire us by means of a transaction that is not negotiated with our board of directors. These provisions and General Corporation Law of the State of Delaware, or the "DGCL," could delay or prevent entirely a merger or acquisition that our shareowners consider favorable. These provisions may also discourage acquisition proposals or have the effect of delaying or preventing entirely a change in control, which could harm our stock price. Our board of directors is not aware of any current effort to accumulate shares of our common stock or to otherwise obtain control of our Company and does not currently contemplate adopting or recommending the approval of any other action that might have the effect of delaying, deterring or preventing a change in control of our Company.

        Following is a description of the anti-takeover effects of certain provisions of our restated certificate of incorporation, as amended, and of our by-laws.

        No cumulative voting.    The DGCL provides that stockholders of a Delaware corporation are not entitled to the right to cumulate votes in the election of directors unless its certificate of incorporation, as amended, provides otherwise. Our restated certificate of incorporation, as amended, does not provide for cumulative voting.

        Calling of special meetings of shareowners.    Our by-laws provide that special meetings of our shareowners may be called only by or at the direction of our board of directors, the chairman of our board of directors or our chief executive officer.

        Advance notice requirements for shareowner proposals and director nominations.    Our by-laws provide that shareowners seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareowners must provide timely notice of their proposal in writing to our corporate secretary.

        Generally, to be timely, a shareowner's notice must be received at our principal executive offices not less than 120 days prior to the first anniversary of the previous year's annual meeting. Our by-laws also specify requirements as to the form and content of a shareowner's notice. These provisions may impede shareowners' ability to bring matters before an annual meeting of shareowners or make nominations for directors at an annual meeting of shareowners.

        Limitations on liability and indemnification of officers and directors.    The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties. Our restated certificate of incorporation, as amended, includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty in such capacity, except for liability:

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  for any breach of the director's duty of loyalty to us or our shareowners;

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  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

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  under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or

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  for any transaction from which the director derived any improper personal benefit.

        Our restated certificate of incorporation, as amended, further provides, that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

        We are also expressly authorized to carry directors' and officers' insurance for the benefit of our directors, officers, employees and agents. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

        The limitation of liability and indemnification provisions in the restated certificate of incorporation, as amended, and the by-laws may discourage our shareowners from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareowners. In addition, the shareowner's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

        Board authority to amend by-laws.    Under the by-laws, our board of directors has the authority to adopt, amend or repeal the by-laws without the approval of our shareowners. However, the holders of common stock will also have the right to initiate on their own, with the affirmative vote of a majority of the shares outstanding and without the approval of our board of directors, proposals to adopt, amend or repeal the by-laws.

        General Corporation Law of the State of Delaware.    We are a Delaware corporation that is subject to Section 203 of the DGCL. Section 203 provides that, subject to certain exceptions specified in the law, a Delaware corporation shall not engage in certain "business combinations" with any "interested stockholder" for a three-year period following the time that the stockholder became an interested stockholder unless:

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  prior to such time, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

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  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation's voting stock outstanding at the time the transaction commenced, excluding certain shares; or

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  at or subsequent to that time, the business combination is approved by the board of directors of the corporation and by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

        Generally, a "business combination" includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with that person's affiliates and associates, owns, or within the previous three years did own, 15% or more of our voting stock.

        Under certain circumstances, Section 203 makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three year period. The provisions of Section 203 may encourage any entity interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in such entity becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions involving our Company that our shareowners may otherwise deem to be in their best interests.

Listing

        Our common stock is listed and traded on the New York Stock Exchange under the symbol "KO."

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. Its address is P.O. Box 43070, Providence, RI 02940-3070 and its telephone number is (888) 265-3747.

DESCRIPTION OF WARRANTS

        This section describes the general terms and provisions of the warrants. The applicable prospectus supplement will describe the specific terms of the warrants offered by that prospectus supplement and any general terms outlined in this section that will not apply to those warrants.

        We may issue warrants to purchase debt or equity securities. Each warrant will entitle the holder of warrants to purchase for cash the amount of debt or equity securities at the exercise price stated or determinable in the prospectus supplement for the warrants. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

        The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include the following:

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  the title of the warrants;

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  the price or prices at which the warrants will be issued and the currency or composite currency you may use to purchase the warrants;

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  the designation, amount and terms of the securities for which the warrants are exercisable;

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  the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

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  if applicable, the principal amount of debt securities you may purchase upon exercise of each debt warrant and the price and currency or composite currency or other consideration (which may include debt securities) you may use to purchase such principal amount of debt securities upon such exercise;

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  the aggregate number of warrants;

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  any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

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  the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

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  the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable, if applicable;

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  a discussion of any material U.S. federal income tax considerations applicable to the exercise of the warrants;

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  the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

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  the maximum or minimum number of warrants that may be exercised at any time;

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  the terms of any mandatory or option redemption by us;

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  the identity of the warrant agent;

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  information with respect to book-entry procedures, if any; and

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  any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF DEPOSITARY SHARES

        This section describes the general terms and provisions of the depositary shares. The applicable prospectus supplement will describe the specific terms of the depositary shares offered by that prospectus supplement and any general terms outlined in this section that will not apply to those depositary shares.

General

        We may, at our option, elect to offer depositary shares, each representing a fraction (to be set forth in the prospectus supplement relating to a particular series of preferred stock) of a share of a particular class or series of preferred stock as described below. In the event we elect to do so, depositary receipts evidencing depositary shares will be issued to the public.

        The shares of any class or series of preferred stock represented by depositary shares will be deposited under a deposit agreement among us, a depositary selected by us and the holders of the depositary receipts. The depositary will be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share, to all the rights and preferences of the shares of preferred stock represented by the depositary share, including dividend, voting, redemption and liquidation rights. The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of the related class or series of preferred shares in accordance with the terms of the offering described in the applicable prospectus supplement.

        Pending the preparation of definitive depositary receipts the depositary may, upon our written order, issue temporary depositary receipts substantially identical to, and entitling the holders thereof to all the rights pertaining to, the definitive depositary receipts but not in definitive form. Definitive depositary receipts will be prepared without unreasonable delay, and temporary depositary receipts will be exchangeable for definitive depositary receipts without charge to the holder.

Dividends and Other Distributions

        The depositary will distribute all cash dividends or other cash distributions received for the preferred stock to the entitled record holders of depositary shares in proportion to the number of depositary shares that the holder owns on the relevant record date, provided, however, that if we or the depositary is required by law to withhold an amount on account of taxes, then the amount distributed to the holders of depositary shares shall be reduced accordingly. The depositary will distribute only an amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent. The depositary will add the undistributed balance to and treat it as part of the next sum received by the depositary for distribution to holders of the depositary shares.

        If there is a non-cash distribution, the depositary will distribute property received by it to the entitled record holders of depositary shares, in proportion, insofar as possible, to the number of depositary shares owned by the holders, unless the depositary determines, after consultation with us, that it is not feasible to make such distribution. If this occurs, the depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the holders. The deposit agreement also will contain provisions relating to how any subscription or similar rights that we may offer to holders of the preferred stock will be available to the holders of the depositary shares.

Withdrawal of Shares

        Upon surrender of the depositary receipts at the corporate trust office of the depositary, unless the related depositary shares have previously been called for redemption, converted or exchanged into our other securities, the holder of the depositary shares evidenced thereby is entitled to delivery of the number of whole shares of the related class or series of preferred stock and any money or other property represented by such depositary shares. Holders of depositary receipts will be entitled to receive whole shares of the related class or series of preferred stock on the basis set forth in the prospectus supplement for such class or series of preferred stock, but holders of such whole shares of preferred stock will not thereafter be entitled to exchange them for depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares. In no event will fractional shares of preferred stock be delivered upon surrender of depositary receipts to the depositary.

Conversion, Exchange and Redemption

        If any class or series of preferred stock underlying the depositary shares may be converted or exchanged, each record holder of depositary receipts representing the shares of preferred stock being converted or exchanged will have the right or obligation to convert or exchange the depositary shares represented by the depositary receipts. Whenever we redeem or convert shares of preferred stock held by the depositary, the depositary will redeem or convert, at the same time, the number of depositary shares representing the preferred stock to be redeemed or converted. The depositary will redeem the depositary shares from the proceeds it receives from the corresponding redemption of the applicable series of preferred stock. The depositary will mail notice of redemption or conversion to the record holders of the depositary shares that are to be redeemed between 30 and 60 days before the date fixed for redemption or conversion. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share on the applicable class or series of preferred stock. If less than all the depositary shares are to be redeemed, the depositary will select which shares are to be redeemed by lot on a pro rata basis or by any other equitable method as the depositary may decide. After the redemption or conversion date, the depositary shares called for redemption or conversion will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will end, except the right to receive money, securities or other property payable upon redemption or conversion.

Voting the Preferred Stock

        When the depositary receives notice of a meeting at which the holders of the particular class or series of preferred stock are entitled to vote, the depositary will mail the particulars of the meeting to the record holders of the depositary shares. Each record holder of depositary shares on the record date may instruct the depositary on how to vote the shares of preferred stock underlying the holder's depositary shares. The depositary will try, if practical, to vote the number of shares of preferred stock underlying the depositary shares according to the instructions. We will agree to take all reasonable action requested by the depositary to enable it to vote as instructed.

Amendment and Termination of the Deposit Agreement

        We and the depositary may agree at any time to amend the deposit agreement and the depositary receipt evidencing the depositary shares. Any amendment that (1) imposes or increases certain fees, taxes or other charges payable by the holders of the depositary shares as described in the deposit agreement or (2) otherwise materially adversely affects any substantial existing rights of holders of depositary shares, will not take effect until such amendment is approved by the holders of at least a majority of the depositary shares then outstanding. Any holder of depositary shares that continues to hold its shares after such amendment has become effective will be deemed to have agreed to the amendment.

        We may direct the depositary to terminate the deposit agreement by mailing a notice of termination to holders of depositary shares at least 30 days prior to termination. The depositary may terminate the deposit agreement if 90 days have elapsed after the depositary delivered written notice of its election to resign and a successor depositary is not appointed. In addition, the deposit agreement will automatically terminate if:

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  the depositary has redeemed all related outstanding depositary shares;

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  all outstanding shares of preferred stock have been converted into or exchanged for common stock; or

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  we have liquidated, terminated or wound up our business and the depositary has distributed the preferred stock of the relevant series to the holders of the related depositary shares.

Reports and Obligations

        The depositary will forward to the holders of depositary shares all reports and communications from us that are delivered to the depositary and that we are required by law, the rules of an applicable securities exchange or our restated certificate of incorporation, as amended, to furnish to the holders of the preferred stock. Neither we nor the depositary will be liable if the depositary is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. The deposit agreement limits our obligations to performance in good faith of the duties stated in the deposit agreement. The depositary assumes no obligation and will not be subject to liability under the deposit agreement except to perform such obligations as are set forth in the deposit agreement without negligence or bad faith. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or class or series of preferred stock unless the holders of depositary shares requesting us to do so furnish us with a satisfactory indemnity. In performing our obligations, we and the depositary may rely and act upon the advice of our counsel on any information provided to us by a person presenting shares for deposit, any holder of a receipt, or any other document believed by us or the depositary to be genuine and to have been signed or presented by the proper party or parties.

Payment of Fees and Expenses

        We will pay all fees, charges and expenses of the depositary, including the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay taxes and governmental charges and any other charges as are stated in the deposit agreement for their accounts.

Resignation and Removal of Depositary

        At any time, the depositary may resign by delivering notice to us, and we may remove the depositary at any time. Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 90 days after the delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

DESCRIPTION OF PURCHASE CONTRACTS

        This section describes the general terms and provisions of the purchase contracts. The applicable prospectus supplement will describe the specific terms of the purchase contracts offered by that prospectus supplement and any general terms outlined in this section that will not apply to those purchase contracts.

        We may issue purchase contracts for the purchase or sale of:

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  debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

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  currencies; or

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  commodities.

        Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

        The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness.

PLAN OF DISTRIBUTION

        We may sell the securities being offered hereby in one or more of the following ways from time to time:

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  to underwriters or dealers for resale to the public or to institutional investors;

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  directly to institutional investors;

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  directly to a limited number of purchasers or to a single purchaser;

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  through agents to the public or to institutional investors; or

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  through a combination of any of these methods of sale.

        If we use underwriters or dealers in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including:

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  at a fixed price or prices, which may be changed from time to time;

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  in "at the market offerings" within the meaning of Rule 415(a)(4) of the Securities Act;

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  at prices related to such prevailing market prices; or

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  at negotiated prices.

        For each series of securities, the prospectus supplement will set forth the terms of the offering of the securities, including:

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  the initial public offering price;

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  the method of distribution, including the names of any underwriters, dealers or agents;

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  the purchase price of the securities;

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  our net proceeds from the sale of the securities;

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  any underwriting discounts, agency fees, or other compensation payable to underwriters or agents;

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  any discounts or concessions allowed or reallowed or repaid to dealers; and

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  the securities exchanges on which the securities will be listed, if any.

        If we use underwriters in the sale, they will buy the securities for their own account. The underwriters may then resell the securities in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale or thereafter. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if they purchase any securities. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. In connection with an offering, underwriters and selling group members and their affiliates may engage in transactions to stabilize, maintain or otherwise affect the market price of the securities in accordance with applicable law.

        If we use dealers in the sale, we will sell securities to such dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by such dealers at the time of resale. If we use agents in the sale, they will use their reasonable best efforts to solicit purchases for the period of their appointment. If we sell directly, no underwriters or agents would be involved. We are not making an offer of securities in any jurisdiction that does not permit such an offer.

        Underwriters, dealers and agents that participate in the securities distribution may be deemed to be underwriters as defined in the Securities Act. Any discounts, commissions or profit they receive when they resell the securities may be treated as underwriting discounts and commissions under that Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including certain liabilities under the Securities Act, or to contribute with respect to payments that they may be required to make. Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their business.

        We may authorize underwriters, dealers or agents to solicit offers from certain institutions whereby the institutions contractually agree to purchase the securities from us on a future date at a specific price. This type of contract may be made only with institutions that we specifically approve. Such institutions could include banks, insurance companies, pension funds, investment companies and educational and charitable institutions. The underwriters, dealers or agents will not be responsible for the validity or performance of these contracts.

        The securities will be new issues of securities with no established trading market and unless otherwise specified in the applicable prospectus supplement, we will not list any series of the securities on any exchange. It has not presently been established whether the underwriters, if any, of the securities will make a market in the securities. If the underwriters make a market in the securities, such market making may be discontinued at any time without notice. No assurance can be given as to the liquidity of the trading market for the securities.

LEGAL MATTERS

        The validity of the securities offered by this prospectus will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of our internal control over financial reporting as of December 31, 2009, as set forth in their reports, which are incorporated by reference in this prospectus. Our consolidated financial statements are, and our audited financial statements to be included in subsequently filed documents will be, incorporated by reference in this prospectus in reliance on the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission), given on the authority of Ernst & Young LLP as experts in accounting and auditing.